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                                                                  EXHIBIT 99.1


LONG LAKE, Minn.--(BUSINESS WIRE)--Aug. 9, 1999--

Acquired Unit Expected To Be Accretive To WSI's Consolidated Earnings

WSI Industries, Inc.(Nasdaq NMS: WSCI) today announced it has acquired the stock of Bowman Tool and Machining, Inc. in Rochester, MN, a precision machining company with annual sales of approximately $8 million.

Terms of the cash transaction were not disclosed. Bowman will be operated as a WSI subsidiary in its current manufacturing facility in Rochester.

Bowman's largest customers are the Construction operations and Power Systems of Deere & Co. Construction operations manufactures more than 65 machine models serving the construction and forestry industries, while Power Systems manufactures engines for Deere equipment in addition to private labeling for other companies. Deere is also WSI's largest customer for whom the Company manufactures a range of components for tractors and other agricultural equipment.

Michael J. Pudil and chief executive officer, commented that he is extremely please to have this opportunity to broaden WSI's business relationship with a high-quality customer like Deere. He said another benefit of this acquisition is that it further diversifies the base of industries served by WSI. He said the two Deere operations served by Bowman are performing generally better than Deere's agricultural segment, reflecting the fact that these are affected by different sets of market conditions and forces.

Pudil said Bowman has recorded solid performances in recent years, and as a highly efficient contract manufacturer was recognized as Deere's supplier of the year for 1998. He said Bowman will be included in the Company's consolidated operating results for the final three weeks of fiscal 1999 ending August 29 and is expected to be accretive. Bowman is also expected to make a positive contribution to the Company's profitability during fiscal 2000.

In February 1999, the Company acquired the stock of Taurus Numeric Tool, Inc., a specialized precision machining company serving the avionics and aerospace markets. Taurus made a positive contribution to the Company's profitability in the third quarter of 1999 ended May 30 and is again expected to be accretive to fourth quarter operating results.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including agriculture, construction, aerospace and avionics, recreational vehicles and computers.